Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Howmet Aerospace Inc. of our report dated February 12, 2026, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in composition of reportable segments discussed in Note C, as to which the date is May 28, 2026, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Howmet Aerospace Inc.'s Current Report on Form 8-K dated May 28, 2026. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

May 28, 2026